CONTACT: William Johnson, CEO/President

            Decorator Industries Reports Fourth Quarter 2007 Results


      PEMBROKE PINES, Fla., Feb. 29 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (AMEX: DII), a supplier of interior furnishings for recreational vehicles ("RV"), manufactured housing ("MH") and the hospitality industry, today announced results for the three and twelve month periods ending December 29, 2007.

      Net sales for fiscal 2007 decreased 12% to $46,080,584 compared with $52,237,720 in 2006. Fourth quarter 2007 net sales decreased 7% to $9,921,813 compared to $10,627,562 for the same period a year ago.

      Net loss for fiscal 2007 was $807,509 or 27 cents per diluted share compared with net income of $405,393 or 13 cents per diluted share for fiscal 2006. Net loss for the fourth quarter of 2007 was $664,788 or 22 cents per diluted share compared with net loss of $268,378 or 9 cents per diluted share in last year's fourth quarter.

      Mr. Johnson, CEO/President stated:

      "The sales decrease in the fourth quarter and year can be attributed to the continued slow down in the RV and MH markets. Sales to our RV customers for fiscal 2007 decreased 18% to $25,165,000 compared with $30,756,000 for fiscal 2006. RV sales for the quarter decreased by 21% to $4,708,000, compared with last year's sales for the same period of $5,990,000. The RV industry reported a 3% decline in total shipments during the fourth quarter, with towable shipments decreasing by 3% and motor home shipments declining by 4%. Industry shipments for 2007 were down 9%, with towable shipments decreasing 11% and motor homes down 1%.

      "Sales to our MH customers for fiscal 2007 decreased about 14%, to $8,100,000 compared with $9,464,000 for fiscal 2006. MH sales for the quarter increased by about 2% to $1,895,000, compared with last year's fourth quarter sales of $1,854,000. This included sales of Doris Lee Draperies, acquired in November 30, 2007, of $158,000 in the fourth quarter and for the year 2007. The Manufactured Housing Institute reported that industry shipments decreased about 3% for the fourth quarter of 2007, resulting in a decrease for the year of about 18%.

      "Sales to our Hospitality customers increased 7% for fiscal 2007 to $12,816,000 from $12,018,000 for fiscal 2006. Hospitality sales increased about 19% to $3,319,000 in the fourth quarter of 2007 from $2,784,000 in the fourth quarter a year ago. This included sales from Superior Drapery, acquired on June 1, 2007, of $585,000 in the fourth quarter of 2007 and $1,349,000 for the year. The hospitality industry continues to remain strong with Lodging Econometrics forecasting 133,628 new rooms in 2008 and 165,000 new rooms in 2009. This is in addition to the 4.4 million rooms in existence nationwide that are renovated approximately every five years.

      "Fiscal year 2007 and the fourth quarter results include inventory write-offs totaling $640,000 for the year and $298,000 for the quarter and excess labor cost of $522,000 for the year and $116,000 for the quarter. These increased costs were largely caused by the significant slow down in both the RV and MH business. Management continues to pursue cost efficiencies including improving inventory buying practices and reducing headcount. During 2007, we have reduced our workforce by over 22%. Fixed costs were up slightly for the year due to the acquisition of Superior Drapery and Doris Lee Draperies but these increased costs were offset by reduced incentive compensation costs. We have completed the transition period and finished moving the Doris Lee customers into our existing facilities and expect to realize the full benefit of this acquisition in the second quarter of 2008.

      "Our financial condition remains strong with stockholders' equity of $16,411,651. Long term debt was $1,409,000 or 7.9% of total capital. The loss in the fourth quarter caused the Company to violate one of the financial covenants contained in our agreement. The lender has informed the Company that they will work on an amendment to the loan agreement.

      "We continue to pursue opportunities for growth in the markets we serve. We continue to make strategic investments in the business in an effort to ensure we are the supplier of choice in the markets we serve."

      Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

      Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality industry.

      (DIIG)

THE FIGURES ARE AS FOLLOWS

DECORATOR INDUSTRIES, INC
STATEMENTS OF EARNINGS


                    For the Thirteen Weeks Ended   For the Fiscal Year
                            (Unaudited)                (Audited)
                       December 29, December 30,    2007         2006
                           2007        2006
Net Sales             $ 9,921,813  $10,627,562  $46,080,584  $52,237,720
Cost of Products
 Sold                   8,818,292    8,761,311   38,798,908   42,926,510
Gross Profit            1,103,521    1,866,251    7,281,676    9,311,210

Selling and
 Administrative
 Expenses               2,177,223    2,278,458    8,575,289    8,688,386
Operating (Loss)/
 Income                (1,073,702)    (412,207)  (1,293,613)     622,824

Other Income (Expense)
  Interest, Investment
   and Other Income        14,493       21,656       94,320      112,649
  Interest Expense        (23,579)     (27,827)     (92,216)     (90,080)
(Loss)/Earnings
 Before Income
 Taxes                 (1,082,788)    (418,378)  (1,291,509)     645,393
Provision for Income
 Taxes                   (418,000)    (150,000)    (484,000)     240,000
Net (Loss)/Income       $(664,788)  $ (268,378)   $(807,509)    $405,393
(LOSS)/EARNINGS
 PER SHARE
  Basic                   $ (0.22)      $(0.09)      $(0.27)      $ 0.14
  Diluted                 $ (0.22)      $(0.09)      $(0.27)      $ 0.13
Weighted Average
 Number of Shares
 Outstanding
  Basic                 3,011,292    2,998,666    3,005,988    2,982,735
  Diluted               3,011,292    2,998,666    3,005,988    3,036,488



CONDENSED BALANCE SHEETS
 (Audited)

                                              December 29,   December 30,
                                                  2007           2006
Cash and Equivalents                             $17,544        $11,379
Accounts Receivable                            3,423,072      3,725,167
Inventories                                    5,181,645      5,651,252
Other Current Assets                             868,371        984,145
Total Current Assets                           9,490,632     10,371,943
Net Property and Equipment                     9,283,489      9,703,167
Other Assets                                   5,489,783      4,923,461
Total Assets                                 $24,263,904    $24,998,571

Total Current Liabilities                     $5,577,253     $4,989,585
Long-Term Debt                                 1,409,000      1,741,444
Deferred Taxes                                   866,000        839,000
Stockholders' Equity                          16,411,651     17,428,542
Total Liabilities and
Stockholders' Equity                         $24,263,904    $24,998,571


SOURCE  Decorator Industries, Inc.